Exhibit 99.2

PROSPECTIVE SUPPLEMENT SUMMARY

Product Development Programs

Our product development programs are focused on the medical and aesthetic markets where there are unmet needs. These programs are supported by a number of clinical trial programs at various stages of development.

Our medical development programs are designed to treat restrictive burn scars, vocal cord scarring and recessive dystrophic epidermolysis bullosa. Our primary aesthetics development program is focused on treating acne scarring. All of our product candidates are non-surgical and minimally invasive.

Medical Development Programs

Restrictive Burn Scars–Phase II Trial: According to the American Burn Association, 45,000 people are hospitalized each year with severe burns in the United States. These patients are often left with restrictive burn scars that decrease mobility and cause continuous pain. We initiated a Phase II trial of azficel-T for the treatment of restrictive burn scars in the second quarter of 2013. This trial will evaluate the use of azficel-T to improve range of motion, function and flexibility, among other parameters, in existing restrictive burn scars in approximately 20-30 subjects.

Vocal Cord Scars–Phase II Trial: The exact incidence of vocal cord scaring is difficult to determine. However, it can be interpreted from various studies by Cohen, 2010; Poels et al, 2003; Dailey et al, 2007; Painter, 1990 that the incidence of vocal cord scarring is in the range of 200,000 – 700,000 people in the United States. We are planning to initiate a Phase II clinical study on vocal cord scars in the second half of 2013.

Recessive Dystrophic Epidermolysis Bullosa – Through our collaboration with Intrexon, we are exploring the use of genetically modified fibroblast cells to treat patients with collagen deficient diseases. We are working to genetically modify fibroblasts with the gene to produce collagen VII to treat patients with recessive dystrophic epidermolysis bullosa (RDEB). This development concept utilizes genetically modified fibroblasts to up-regulate and produce collagen VII in a controlled manner for localized or systematic treatment of RDEB. We are collaborating with Intrexon to employ Intrexon’s synthetic biology platforms for optimal gene expression from genetically modified fibroblasts. Epidermolysis bullosa (EB) is a group of genetic conditions that cause the skin to be very fragile and to blister easily. Blisters and skin erosions form in response to minor injury or friction, such as rubbing or scratching. Dystrophic epidermolysis bullosa (DEB) is one of the major forms of epidermolysis bullosa and has an incidence of 6.5 per million newborns in the United States based on statistics from the National Institutes of Health (2008). The severe autosomal recessive forms of this disorder affect less than 1 per million newborns.

Aesthetic Development Programs

Acne Scars–Phase II Trial: An estimated 20 million Americans suffer from acne scarring according to the Acne Resource Center. We conducted a Phase II placebo-controlled trial investigating the efficacy and safety of azficel-T for the treatment of moderate to severe acne scars. The trial evaluated a total of 109 subjects at seven clinical sites across the United States. In the trial, both the Patient and Evaluator assessments met the co-primary endpoints and were statistically significant, achieving p-values of 0.000011 and 0.016, respectively (p-values less than or equal to 0.05 are considered statistically significant). We held an end of Phase II meeting with the FDA in 2012 to discuss the design of a Phase III clinical trial. We are currently in discussions with the FDA on the finalized trial design. The discussions have primarily focused on the photoguide scale used to measure the physician’s assessment of the subject’s acne scar improvement.

Facial cream: We have developed the Fibrocell Science Autologous Crème, an autologous skin care cream that we believe will be the first and only product containing personalized growth factors and proteins derived from a person’s own fibroblast cells. Our autologous cream will leverage the LAVIV manufacturing process to provide a personalized topical cosmetic product consisting of a cream vehicle blended with the conditioned media extract from the cell culture of a customer’s own fibroblasts. The conditioned media used to promote fibroblast expansion contains protein extracts from the fibroblast cells produced in vitro. This media is collected from cell culture during routine feed and passage for use in formulation of the cosmetic product. Final formulation and distribution is performed at our Exton, Pennsylvania manufacturing facility.

As of September 10, 2013, we had 12 issued U.S. patents, 7 pending U.S. patent applications, 2 pending international patents, 28 granted foreign patents and 14 pending foreign patent applications.

RISK FACTORS

In order to potentially increase our revenue from the sale of LAVIV or commercialize any future product candidates, we will need to increase our manufacturing capacity and improve our manufacturing capabilities, which will require significant expenditures and regulatory approval.

We currently have limited manufacturing capacity and we have had limited manufacturing experience with LAVIV, our Autologous Crème product and our other product candidates. In addition, our current manufacturing process is primarily a manual process. To potentially increase our revenue from the sale of LAVIV and our Autologous Crème product, and to commercialize any future product candidates, we will need to add manufacturing capacity. We also are developing enhancements and alternatives to our current manual manufacturing process. If we have difficulties in increasing our manufacturing capacity and improving our capabilities, we will be limited in our ability to potentially increase our revenue from LAVIV, our Autologous Crème product, as well as any new product candidates, if they are approved for marketing; and we may not be able to decrease our manufacturing costs. These difficulties could adversely affect our financial performance and damage our reputation. Even if we are successful in developing such enhancements or finding alternatives to our current process, such manufacturing changes will require additional expenditures, for which we may be required to seek external financing. In addition, our ability to increase our manufacturing capacity or modify our manufacturing processes will be subject to additional FDA review and approval.

Our research, development and manufacturing operations depend on one facility. If such facility is destroyed or is out of operation for a substantial period of time, our business will be adversely impacted.

We currently conduct all our research, development and manufacturing operations in one facility located in Exton, Pennsylvania. As a result, all of the commercial manufacturing of LAVIV and our Autologous Crème product for the U.S. market takes place at a single U.S. facility. In addition, the clinical trials for our product candidates depend upon the manufacturing of such product candidates in the same facility. If regulatory, manufacturing or other problems require us to discontinue production at that facility, we will not be able to supply our product to our customers or have supplies for our clinical trials, which would adversely impact our business. If this facility or the equipment in it is significantly damaged or destroyed by fire, flood, power loss or similar events, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace it at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to a third party. Even if we could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and we would need FDA approval before any products manufactured at that facility could be sold or used.

Obtaining FDA and other regulatory approvals is complex, time consuming and expensive, and the outcomes are uncertain.

The process of obtaining FDA and other regulatory approvals is time consuming, expensive and difficult. Clinical trials are required to establish the safety and efficacy of product candidates. Applications to market product candidates must be submitted to the FDA which must be reviewed for approval and approved by the FDA before product candidates may be marketed and clinical trials, manufacturing, and the marketing of products, if approved, are subject to strict regulatory compliance.

The commencement and completion of clinical trials for any of our product candidates could be delayed or prevented by a variety of factors, including:

•	delays in obtaining regulatory approvals to commence a study;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	delays or failures in obtaining approval of our clinical trial protocol from an institutional review board, or IRB, to conduct a clinical trial at a prospective study site;

•	delays in the enrollment of subjects;

•	manufacturing difficulties;

•	failure of our clinical trials and clinical investigators to be in compliance with the FDA’s Good Clinical Practices, or GCP;

•	failure of our third-party contract research organizations, clinical site organizations or other clinical trial managers, to satisfy their contractual duties, comply with regulations or meet expected deadlines;

•	lack of efficacy during clinical trials; or

•	unforeseen safety issues.

We do not know whether our clinical trials will need to be restructured or will be completed on schedule, if at all, or whether they will provide data necessary to support necessary regulatory approval. Significant delays in clinical trials will impede our ability to commercialize our product candidates and generate revenue, and could significantly increase our development costs.

We utilize bovine-sourced materials to manufacture LAVIV, our Autologous Crème product and our product candidates. It is possible that future FDA regulations may require us to change the source of the bovine-sourced materials we use in our products or to cease using bovine-sourced materials. If we are required to use alternative materials in our products, and in the event that such alternative materials are available to us, or if we choose to change the materials used in our products in the future, we would need to validate the new manufacturing process and run comparability trials with the reformulated product, which could delay our submission for regulatory approval of our product candidates and negatively impact the commercialization of LAVIV, our Autologous Crème product and any of our product candidates, if approved.

With respect to LAVIV and any of our product candidates, if marketing approval is received from the FDA, the FDA may impose post-marketing requirements, such as:

•	labeling and advertising requirements, restrictions or limitations, including the inclusion of warnings, precautions, contraindications or use limitations that could have a material impact on the future profitability of our product candidates;

•	testing and surveillance to further evaluate or monitor our future products and their continued compliance with regulatory standards and requirements;

•	submitting products for inspection; or

•	imposing a risk evaluation and mitigation strategy, or REMS, to ensure that the benefits of the drug outweigh the risks.

With respect to our LAVIV product, which was approved in June 2011, as part of our label the FDA required us, based on clinical study data, to conduct a post-marketing study of approximately 2,700 patients, which has not yet commenced and must be completed by 2016. This study will assess the risk of skin cancer such as basal cell cancer in the area of LAVIV injections and the risk of immune-mediated hypersensitivity reactions such as leukocytoclastic vasculitis in 2,700 patients who receive LAVIV. We have been in discussions with the FDA on the design of the post-marketing study, as we believe the original study design requested by the FDA will be time-consuming, expensive and difficult to complete. Although we believe we will be able to reach an agreement with the FDA on this post-marketing study, to the extent we are unable to complete an acceptable post-marketing study the FDA may determine to take action against us, including the withdrawal of its approval of LAVIV.

The FDA may determine that our Autologous Crème product is a therapeutic product, which would require us to file a biologics license application with the FDA.

We have developed the Fibrocell Science Autologous Crème, an autologous skin care cream containing personalized growth factors and proteins derived from a person’s own fibroblast cells. Our autologous cream leverages the LAVIV manufacturing process to provide a personalized topical cosmetic product consisting of a cream vehicle blended with the conditioned media extract from the cell culture of a customer’s own fibroblasts. We intend to market our Autologous Crème product as a cosmetic product and we believe the product meets the definition of a cosmetic product. However, due to the uniqueness of our Autologous Crème product, the FDA may determine that the product is a therapeutic product, which would require us to file a biologics license application with the FDA. To the extent the FDA determines that our Autologous Crème is a therapeutic product and requires us to file a biologics license application, we would be unable to sell our Autologous Crème unless and until we receive approval of our application from the FDA, which would be complex, time-consuming and expensive.

Our business may be harmed and we may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may assert that we, one of our subsidiaries or one of our strategic collaborators has infringed his, her or its patents and proprietary rights or challenge the validity or enforceability of our patents and proprietary rights. Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of a third party’s proprietary rights.

We cannot be sure that other parties have not filed for or obtained relevant patents that could affect our ability to obtain patents or operate our business. Even if we have previously filed patent applications or obtain issued patents, others may file their own patent applications for our inventions and technology, or improvements to our inventions and technology. We have become aware of published patents and patent applications, filed after the issuance of our earliest patents that, should the owners seek to enforce one or more claims in such patents against the Company could require us to challenge the validity and enforceability of the asserted claims. In connection with some of those patents, we are aware of a settlement agreement entered into by a predecessor company inventor in 2000 that purports to grant certain rights in those patents, if any, to a third party. We are not aware of any subsequent attempts by such third party to enforce such rights or any other rights relating to inventorship. We are not aware of any patents related to these rights that relate to the Company’s current or currently proposed activities, and that we believe are valid and enforceable. There is no assurance that this party will not attempt in the future to enforce rights purportedly granted in 2000. Others may challenge our patent or other intellectual property rights or sue us for infringement. In all such cases, we may commence legal proceedings to resolve our patent or other intellectual property disputes or defend against charges of infringement or misappropriation. An adverse determination in any litigation or administrative proceeding to which we may become a party could subject us to significant liabilities, result in our patents being deemed invalid, unenforceable or revoked, or drawn into an interference, require us to license disputed rights from others, if available, or to cease using the disputed technology. In addition, our involvement in any of these proceedings may cause us to incur substantial costs and result in diversion of management and technical personnel. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop, commercialize and sell products, and could result in the award of substantial damages against us.

The outcome of these proceedings is uncertain and could significantly harm our business. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

•	pay monetary damages;

•	expend time and funding to redesign our product and/or product candidates so that it does not infringe others’ patents while still allowing us to compete in the market with a substantially similar product;

•	obtain a license, if possible, in order to continue manufacturing or marketing the affected products or services, and pay license fees and royalties, which may be non-exclusive. This license may be non-exclusive, giving our competitors access to the same intellectual property, or the patent owner may require that we grant a cross-license to our patented technology; or

•	stop research and commercial activities relating to the affected products or services if a license is not available on acceptable terms, if at all.

Any of these events could materially adversely affect our business strategy and the value of our business.

In addition, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere, even if resolved in our favor, could be expensive and time consuming and could divert financial and managerial resources. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater financial resources.

If we are unable to adequately protect our intellectual property and proprietary technology, the value of our technology and future products will be adversely affected, and if we are unable to enforce our intellectual property against unauthorized use by third parties our business may be materially harmed.

Our long-term success largely depends on our future ability to market technologically competitive products. Our ability to achieve commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technology and future products, as well as successfully defending these patents against third party challenges. In order to do so we must:

•	obtain and protect commercially valuable patents or the rights to patents both domestically and abroad;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from successfully challenging or infringing our proprietary rights.

As of September 10, 2013, we had 12 issued U.S. patents, 7 pending U.S. patent applications, 2 pending international patents, 28 granted foreign patents and 14 pending foreign patent applications. However, we may not be able to obtain additional patents relating to our technology or otherwise protect our proprietary rights. If we fail to obtain or maintain patents from our pending and future applications, we may not be able to prevent third parties from using our proprietary technology. We will be able to protect our proprietary rights from unauthorized use only to the extent that these rights are covered by valid and enforceable patents that we control or are effectively maintained by us as trade secrets. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent situation of companies in the markets in which we compete is highly uncertain and involves complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of other countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of our patents in foreign countries in which we hold patents. Proceedings to enforce our patent rights in the United States or in foreign jurisdictions would likely result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

Other risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	the inventors of the inventions covered by each of our patents and pending patent applications might not have been the first to make such inventions;

•	we might not have been the first to file patent applications for these inventions or similar technology;

•	the future and pending applications we will file or have filed, or to which we will or do have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents that are issued may not provide meaningful protection;

•	our issued patents may not provide a basis for commercially viable products or may not be valid or enforceable;

•	we might not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us may not provide a competitive advantage;

•	patents issued to other individuals, companies, universities or research institutions may harm our ability to do business;

•	other individuals, companies, universities or research institutions may independently develop or have developed similar or alternative technologies or duplicate our technologies and commercialize discoveries that we attempt to patent;

•	other individuals, companies, universities or research institutions may design around technologies we have licensed, patented or developed; and

•	many of our patent claims are method, rather than composition of matter, claims; generally composition of matter claims are easier to enforce and are more difficult to circumvent.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The trading price of the shares of our common stock has been highly volatile, and purchasers of our common stock could incur substantial losses.

Our stock began trading on NYSE MKT on May 17, 2013. Between that date and September 20, 2013, our common stock has traded between $4.50 and $7.20. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	whether our clinical human trials relating to the use of autologous cellular therapy applications, in particular, for burn scars and vocal cord scars, and such other indications as we may identify and pursue can be conducted within the timeframe that we expect, whether such trials will yield positive results, or whether additional applications for the commercialization of autologous cellular therapy can be identified by us and advanced into human clinical trials;

•	changes in laws or regulations applicable to our products or product candidates, including but not limited to clinical trial requirements for approvals;

•	unanticipated serious safety concerns related to the use of our products or product candidates;

•	a decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	our ability to increase our manufacturing capacity and reduce our manufacturing costs through the improvement of our manufacturing process, our ability to validate any such improvements with the relevant regulatory agencies and our ability to accomplish the foregoing on a timely basis, if at all;

•	whether our collaboration with Intrexon Corporation can be advanced with positive results within the timeframe and budget that we expect;

•	adverse regulatory decisions;

•	the introduction of new products or technologies offered by us or our competitors;

•	the inability to effectively manage our growth;

•	actual or anticipated variations in quarterly operating results;

•	the failure to meet or exceed the estimates and projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	the overall performance of the U.S. equity markets and general political and economic conditions;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	additions or departures of key personnel;

•	the trading volume of our common stock; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.